UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2025

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive

Beaumont, Texas 77705

(Address of principal executive offices, including zip code)

(866) 861-0788

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The NASDAQ Stock Market LLC
Warrants to purchase common stock	MSAIW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, on October 24, 2025, MultiSensor AI Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with 325 Capital, LLC (collectively with its affiliates, “325 Capital”) and certain other accredited investors (collectively with 325 Capital, the “Investors”), pursuant to which it agreed to sell to the Investors (i) an aggregate of 34,229,826 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 68,459,652 shares of Common Stock, for an aggregate purchase price of $14.0 million before deducting placement agent fees and offering expenses (such transaction, the “Private Placement”).

Also as previously disclosed, on October 30, 2025, the initial closing of the Private Placement occurred, and the Company issued 6,970,890 shares of Common Stock and Warrants to purchase up to 13,941,780 shares of Common Stock to the Investors, for gross proceeds of $2.85 million before deducting placement agent fees and offering expenses. The gross proceeds from the sale of the remaining Shares and Warrants were funded by the Investors into a third-party escrow account. The remaining Shares and Warrants were to be issued contingent upon the Company’s receipt of stockholder approval of the Private Placement.

As discussed futher in Item 5.07 of this Current Report on Form 8-K, on December 19, 2025, the Company held a Special Meeting of Stockholders (the “Special Meeting”), at which the requisite stockholders of the Company approved the Private Placement. Following the Special Meeting, on December 23, 2025, the final closing occurred and (i) the Company issued 27,258,936 shares of Common Stock and Warrants to purchase up to 54,517,872 shares of Common Stock to the Investors and (ii) the remaining $11.15 million in gross proceeds from the Private Placement were released to the Company from the third-party escrow account.

The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors has represented to the Company that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Shares and Warrants were offered and sold without any general solicitation by the Company or its representatives.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 19, 2025, the Company held the Special Meeting. A total of 21,840,858 shares of the Company’s Common Stock were present in person or represented by proxy at the Special Meeting, representing approximately 52.2% of the total voting power of the Company’s outstanding common stock as of the November 4, 2025 record date. The following are the voting results for the proposals considered and voted upon at the Special Meeting, each of which were described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on December 1, 2025.

Proposal 1: To approve the issuance, in excess of 19.99% of the shares of Common Stock of the Company issued and outstanding as of October 24, 2025, of additional shares of Common Stock issuable pursuant to the Purchase Agreement.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
13,503,070	1,383,232	1,004,403	0

Proposal 2: To approve a reverse stock split with respect to the Company’s issued and outstanding shares of Common Stock at a ratio in the range of any whole number between 1-for-2 and 1-for-100, with the exact ratio to be determined at the discretion of the Company’s Board of Directors (the “Board”), and effected at such time and date, if at all, as determined by the Board.

FOR	AGAINST	ABSTAIN
21,122,843	711,257	6,758

Each of the proposals acted upon by the Company’s stockholders at the Special Meeting received a sufficient number of votes to be approved. The Company’s stockholders did not vote on the proposal to adjourn the Special Meeting to a later date or time because such adjournment was not necessary. No other matters were submitted to or voted on by the Company’s stockholders at the Special Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MultiSensor AI Holdings, Inc.

Date: December 23, 2025	By:	/s/ Robert Nadolny
	Name:	Robert Nadolny
	Title:	Chief Financial Officer and Secretary